EXHIBIT 10.18

GENERAL CONTRACT FOR SERVICES

This Contract for Services (this “Contract”) is made effective as of January 18, 2014 by and between Checkmate Mobile, Inc ("CMI") of 125 E Campbell Ave, Campbell, California 95008, and iHookup Social, Inc ("iHookup") of 125 E Campbell Ave, Campbell, California 95008.

1. DESCRIPTION OF SERVICES. Beginning on  January 18, 2014, CMI will provide to iHookup Social the following services (collectively, the "Services"):

General hosting; IT and server related activities including, but not limited to, 24/7 monitoring, email hosting, system maintenance with a 1 hour response time for emergency situations, trouble shooting and diagnostics; the setup, configuration, and monitoring of CMI's Linux servers on Amazon's AWS platform, DB Servers load balancers, memcache servers, cron jobs/servers, php servers, Chef automation, backups, and infrastructure scaling as needed. CMI shall also provide technical advice and consultation on an on-going basis. To the extent iHookup desires CMI to provide engineering, technical or programming services beyond the scope of this Section, the parties shall enter into a Statement of Work setting forth, among other things, the scope of the project and the agreed upon fees.

2. PAYMENT. Payment shall be made to Checkmate Mobile, Inc ("CMI"), 125 E Campbell Ave, Campbell, California 95008. IHookup agrees to pay CMI an amount equal to the number of active, registered users multiplied by $0.05 (Users X $0.05 = Monthly payment amount). 'Active, registered users' shall mean the maximum number of users for that period/month that have an operating login and have not canceled their account.

In addition to any other right or remedy provided by law, if IHookup fails to pay for the Services when due, CMI has the option to treat such failure to pay as a material breach of this Contract by giving written notice to iHookup of the amount overdue and the number of days iHookup has to cure such nonpayment, which shall be no less than fifteen (15) days. In the event, iHookup does not pay in full within such stated time period, this Contract shall terminate automatically, unless otherwise waived in writing by CMI, and CMI may shut down all servers, LB's, DB's, etc. and related services.

This payment amount can be adjusted based on need, provided that it is agreed to by the parties, in writing, prior to any increase or decrease.

3. TERM. Following the initial 12 month period, this Contract may be terminated by either party upon 60 days prior written notice to the other party.

4. WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively the "Work Product") developed in whole or in part by CMI in connection with the Services will be the exclusive property of IHookup. Upon request, CMI will execute all documents necessary to confirm or perfect the exclusive ownership of IHookup to the Work Product.

5. CONFIDENTIALITY. Each party, and its employees, agents, or representatives will not at any time or in any manner, either directly or indirectly, use for its own personal benefit, or divulge, disclose, or communicate in any manner, any information that is proprietary to the other party. Each party, and its employees, agents, and representatives, will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this Contract.

Upon termination of this Contract, CMI will return to IHookup all records, notes, documentation and other items that were used, created, or controlled by CMI during the term of this Contract.

6. INDEMNIFICATION. IHookup agrees to indemnify and hold CMI harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against CMI that result from the acts or omissions of IHookup, IHookup employees, agents, or representatives.

7. WARRANTY. CMI shall provide its services and meet its obligations under this Contract in a timely and workmanlike manner, using knowledge and recommendations for performing the Services which meet generally acceptable standards in CMI's community and region, and will provide a standard of care equal to, or superior to, care used by service providers similar to CMI on similar projects.

8. DEFAULT. The occurrence of any of the following shall constitute a material default under this Contract:

a.              The failure to make a required payment when due.

b.              The insolvency or bankruptcy of either party.

c.              The subjection of any of either party's property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d.              The failure to make available or deliver the Services in the time and manner provided for in this Contract.

9. REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have fifteen (15) days from the effective date of such notice to cure the default(s). Unless waived by the party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

10. FORCE MAJEURE. If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

11. ARBITRATION. Any controversies or disputes arising out of or relating to this Contract shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Santa Clara, California. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Contract. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.  The arbitrator(s) shall not have the authority to modify any provision of this Contract or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Contract.

12. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

13. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

14. AMENDMENT. This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

15. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of California.

16. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, by email or a reputable overnight mail courier to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Service Recipient:
iHookup Social, Inc.

By: /s/ Robert A. Rositano, Jr.
Robert A Rositano, Jr.
CEO

Service Provider:
Checkmate Mobile, Inc.

By: /s/ Dean Rositano
Dean Rositano
President